Exhibit 10.1

ADDENDUM AND AMENDMENT TO SEPARATION LETTER

This ADDENDUM AND AMENDMENT TO SEPARATION LETTER (this “Addendum”) is made and entered into as of this 20th day of March, 2019 by and between Michaels Stores, Inc. (the “Company”), The Michaels Companies, Inc. (“Parent”), and Carl Rubin (the “Executive” and, collectively with the Company and Parent, the “Parties”).  Capitalized terms that are used herein but not defined will have the meanings ascribed to such terms in the separation letter agreement entered into between the parties on February 27, 2019 (the “Separation Letter”).

RECITALS

WHEREAS, pursuant to Section 5 of the Separation Letter, the Executive and Parent agreed to work together in good faith during the Transition Period to determine the treatment of the Executive’s Equity Awards; and

WHEREAS, the Parties now wish to confirm the terms relating to the Executive’s separation concerning the treatment of the Executive’s Equity Awards and certain other matters relating to the Executive’s separation.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, terms, provisions and conditions set forth in this Addendum, the Parties hereby agree to supplement and amend the Separation Letter as follows:

1. Section 5 of the Separation Letter shall be deleted and replaced with the following:

“5.Equity Awards.

(a)You acknowledge and agree that Exhibit A sets forth each stock option, restricted stock, restricted stock unit, and any other equity incentive award granted to you under Parent’s long-term incentive plans as of the date hereof (collectively, the “Equity Awards”).  You further acknowledge and agree that some portion or all of the Equity Awards have vested prior to the date hereof according to their terms and that you have previously exercised certain portions of the vested stock options.

(b)You and Parent agree that, as of the Separation Date, you will vest in that portion of each Equity Award granted on September 30, 2015 (the “September 2015 Awards”) and September 14, 2016 (the “September 2016 Awards”) that would otherwise vest, respectively, on September 30, 2019 and September 14, 2019 were you to remain in continuous employment with the Company through such date, pro rated in the case of each grant based on the number of days you were employed with the Company beginning September 30, 2018 (in the case of the September 2015 Awards) and September 14, 2018 (in the case of the September 2016 Awards) and ending on the Separation Date.

(c)You and Parent agree that, with respect to the portion of each stock option set forth on Exhibit A that is vested and unexercised as of the Separation Date, taking into account the additional vesting set forth in Section 5(b) above, (i) sixty-two and one-half percent (62.5%) of each such vested and unexercised portion will remain exercisable until the earlier of the second anniversary of the Separation Date and the expiration date of such stock option under Parent’s long-term incentive plans and the award agreement evidencing such stock option grant (the “Expiration Date”); and (ii) the remaining thirty-seven and one-half percent (37.5%) of each such vested and unexercised portion will remain exercisable until the earlier of the date that is sixty (60) days following the Separation Date and the Expiration Date.

(d)You and Parent agree that any portion of each Equity Award that is unvested as of the Separation Date, taking into account the additional vesting set forth in Section 5(b) above, will automatically terminate on the Separation Date for no additional consideration.  You and Parent further agree that any stock option set forth on Exhibit A that has not been exercised as of the relevant final exercise date set forth in Section 5(c) above will automatically terminate on such final exercise date for no additional consideration.

(e)You acknowledge and agree that, except as expressly set forth in this Section 5, all vesting of the Equity Awards will cease as of the Separation Date and the Equity Awards will be treated in accordance with the terms of Parent’s long-term incentive plans and the award agreements evidencing the Equity Awards.  For the avoidance of doubt, in the event of any inconsistency between such plans or agreements and this Section 5, the terms of this Section 5 hereof shall govern.”

2. A new Section 3(e) shall be added as follows:

“(e)The Company will pay directly your reasonable legal fees, in an amount up to $40,000, incurred in connection with the negotiation of this Agreement.  Within two (2) weeks following the Separation Date, your legal counsel must submit to the Company with reasonable documentation and substantiation for the same all legal fees incurred up to the maximum in connection with the negotiation of this Agreement.  The Company will then pay your legal counsel directly for any such expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.”

3. Section 7(e) of the Separation Letter shall be deleted and replaced with the following:

“(e)Subject to Section 8(g), you acknowledge and agree you will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, or any of the Released Parties (as defined in Section 8(a) below) and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.  The Company agrees to (i) instruct its directors and executive officers not to disparage you to third parties and (ii) not disparage  you in authorized corporate communications to third parties; provided, that nothing herein shall or shall be construed or interpreted to prevent or impair the Company or its directors and executive officers from making public comments, such as in media interviews, which

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include good faith, candid discussions or acknowledgements regarding the Company’s performance or business.  Notwithstanding the foregoing, nothing in this Section 7(e) shall prevent either you or any of the Company’s directors and executive officers from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.”

4. Exhibit A to the Separation Letter shall be deleted and replaced with the following:

EXHIBIT A

EQUITY AWARDS

(Assumes a Separation Date of April 1, 2019 and that no stock options are exercised between March 19, 2019 and the Separation Date).

Date of Grant	Type of Award	Number of Shares Granted Under Equity Award	Shares Vested as of April 1, 2019	Shares Unvested and Forfeited as of April 1, 2019
3/18/2013	Restricted shares	39,088	39,088	0
3/18/2013	Restricted shares	295,200	295,200	0
9/30/2015	Restricted shares	50,505	44,209	6,296
9/14/2016	Restricted stock units	69,735	44,373	25,362
3/31/2017	Restricted stock units	74,438	37,219	37,219
3/29/2018	Restricted stock units	84,559	21,140	63,419

Date of Grant	Type of Award	Number of Shares Granted Under Equity Award	Exercise Price	Outstanding Options Vested and Unexercised as of April 1, 2019	Options Unvested and Forfeited as of April 1, 2019	Tranche 1: Number of Options Required to be Exercised in 60 Days	Tranche 1: Exercise Deadline	Tranche 2: Number of Options Required to be Exercised in 2 Years	Tranche 2: Exercise Deadline
3/18/2013	Non-qualified stock options	1,845,000	$13.86	1,351,211*	0	506,704	5/31/2019	844,507	3/18/2021**
9/30/2015	Non-qualified stock options	252,525	$23.10	221,046	31,479	82,892	5/31/2019	138,154	4/1/2021
9/14/2016	Non-qualified stock options	348,675	$23.90	221,863	126,812	83,199	5/31/2019	138,664	4/1/2021
3/31/2017	Non-qualified stock options	446,628	$22.39	223,314	223,314	83,743	5/31/2019	139,571	4/1/2021
3/29/2018	Non-qualified stock options	507,354	$19.71	126,839	380,515	47,565	5/31/2019	79,274	4/1/2021

*Reflects that 493,789 options granted under this award have been exercised as of April 1, 2019.

**Options expire on last day of their original term.

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5. The Executive acknowledges and agrees that the benefits to be provided to him in this Addendum (collectively, the “Additional Benefits”) are subject to his meeting in full his obligations hereunder, under the Separation Letter, and pursuant to the Continuing Obligations, and to his signing, returning, and not revoking the bring-down release of claims attached as Schedule A hereto by the time period specified therein.

6.Except as expressly modified herein, all of the terms and conditions of the Separation Letter shall remain in full force and effect and are hereby ratified and affirmed.  This Addendum embodies the entire agreement between the parties with respect to supplementing and amending the Separation Letter and supersedes all prior communications (including electronic mail), agreements and understandings, whether written or oral, with respect to the same.

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MICHAELS STORES, INC.

By:/s/ Michael J. Veitenheimer

Name:Michael J. Veitenheimer

Title:EVP and General Counsel

THE MICHAELS COMPANIES, INC.

By:/s/ Michael J. Veitenheimer

Name:Michael J. Veitenheimer

Title:EVP and General Counsel

Accepted and agreed:

Signature:/s/ Carl Rubin

Carl Rubin

Date:  3/20/19

Schedule A

Bring-Down Release of Claims

1. For and in consideration of the Additional Benefits, which are conditioned on this release of claims (this “Bring-Down Release of Claims”), and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other Affiliates and all of their respective past, present and future officers, directors,  shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them (all of the foregoing, the “Released Parties”) both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the Separation Date, in any way related to, resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and the wage and hour, wage payment, and fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other Affiliates, each as amended from time to time).

2. Excluded from the scope of the Release of Claims is (i) any claim arising under the terms of the Separation Letter or the Addendum after the effective date of this Bring-Down Release of Claims and (ii) any right of indemnification or contribution that I have pursuant to the articles of incorporation or by-laws of the Company.

3. I hereby represent, warrant and agree that the Separation Letter and the Addendum set forth in full all compensation due to me, whether for services rendered by me to the Company, its subsidiaries and other Affiliates, or otherwise, through the Separation Date and that, exclusive only of the Company’s provision to me of the severance benefits and Additional Benefits in accordance with the terms and conditions set forth, respectively, in Section 3 of the Separation Letter and in the Addendum, no further compensation of any kind shall be due to me from the Company or any of the other Company Released as a result of my employment now ending.

4. This Bring-Down Release of Claims creates legally binding obligations and I acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing it.

5. In signing this Bring-Down Release of Claims, I acknowledge my understanding that I may consider the terms of this Bring-Down Release of Claims for up to twenty-one (21) days from the date I receive it, provided that I sign and return it to the Company no later than the twenty-first (21st) day after such receipt and no earlier than the

Separation Date.  I acknowledge that I will have had sufficient time to consider this Bring-Down Release of Claims, and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Bring-Down Release of Claims voluntarily and with a full understanding of its terms.  I further acknowledge that, in signing this Bring-Down Release of Claims I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Bring-Down Release of Claims.

6. Nothing in this Bring-Down Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other personal relief in any such charge, investigation or proceeding, or in any related complaint or lawsuit, filed by me or by anyone else on my behalf.  Nothing in this Bring-Down Release of Claims, the Employment Agreement, the Separation Letter, or any agreements containing restrictive covenants to which I am bound limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

7. Capitalized terms that are used in this Bring-Down Release of Claims but not defined will have the meanings ascribed to such terms in the separation letter agreement entered into between me, Michaels Stores, Inc. (the “Company”), and The Michaels Companies, Inc. (“Parent”) on February 27, 2019 (the “Separation Letter”) or the Addendum and Amendment to Separation Letter entered into between me, the Company, and Parent on March ___, 2019 (the “Addendum”), as appropriate.

I understand that, if the terms of this Bring-Down Release of Claims are acceptable to me, I must sign, date and return it to Michael Veitenheimer within twenty-one (21) days following the date hereof and no earlier than the Separation Date.  I understand that I may revoke this Bring-Down Release of Claims at any time within seven (7) days of the date of my signing it by notifying Michael Veitenheimer in writing (including by email at veitenhm@michaels.com) of my revocation within that period.  If I do not revoke this Bring-Down Release of Claims, then, on the eighth (8th) day following the date that I sign it, this Bring-Down Release of Claims shall take effect as a legally binding agreement between me, the Company, and Parent on the basis set forth above.

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MICHAELS STORES, INC.

By:______________________________

Name:

Title:

THE MICHAELS COMPANIES, INC.

By:______________________________

Name:

Title:

Accepted and agreed:

Signature:____________________________

Carl Rubin

Date:  ____________________________